Exhibit 10.9.14

PIEDMONT OFFICE REALTY TRUST, INC. (the “Company”)
SECOND AMENDED AND RESTATED 2007 OMNIBUS INCENTIVE PLAN
PERFORMANCE SHARE AWARD AGREEMENT

This Performance Share Award Agreement (this “Agreement”) evidences a Performance Share Award made pursuant to the Piedmont Office Realty Trust, Inc. Second Amended and Restated 2007 Omnibus Incentive Plan (the “Plan”) to ______________, who shall be referred to as “Participant,” with respect to ______________ shares (the “Target Amount”) of common stock of the of Piedmont Office Realty Trust (“Stock”), which may be earned pursuant to Section 3 below. This Performance Share Award is made effective as of ______________, which shall be referred to as the “Award Date.” The percentage of the Target Amount that Participant earns will depend on the performance of the Company during the three-year period beginning January 1, 20__ and ending December 31, 20__ (the “Performance Cycle”).

PIEDMONT OFFICE REALTY TRUST

By: _____________________________

Date: ____________________________

TERMS AND CONDITIONS

§ 1.    Plan and Performance Share Award Agreement. Participant’s right to receive any or all of the shares of Stock subject to this Performance Share Award is subject to all of the terms and conditions set forth in this Agreement and in the Plan. If a determination is made that any term or condition set forth in this Agreement is inconsistent with the Plan, the Plan shall control. All of the capitalized terms not otherwise defined in this Agreement shall have the same meaning as in the Plan. A copy of the Plan will be made available to Participant upon written request to the Chief Financial Officer of the Company.
§ 2.    Stockholder Rights. Until settled in accordance with § 4, Participant shall have no rights as a stockholder with respect to any shares of Stock subject to this Performance Share Award. Participant’s rights as a stockholder shall only arise when such shares of Stock under the Performance Share Award have been transferred on the Company’s books and records to Participant.

§ 3.    Performance Level & Payouts.
(a)    Determination of Payout. The Performance Levels and percentage of the Target Amount earned by an Participant for a Performance Cycle will be determined based upon the Company’s Total Shareholder Return (“TSR”) relative to the TSR of the companies in the Peer Group. Following the end of the Performance Cycle, the Committee shall review, and in its sole discretion, determine the extent to which the Performance Levels were in fact satisfied for the Performance Cycle, if at all. Based upon the Company’s Peer Group Percentile Ranking, an Participant will earn a percentage of the Target Amount as set forth in the following chart:

Performance Level	Peer Group Percentile Ranking	Percentage of Target Amount Payable
Maximum	75th percentile or above	200%
Target	Median	100%
Threshold	25th percentile	50%
Below Threshold	below 25th percentile	0%

If the Peer Group Percentile Ranking is between the Threshold and Target Performance Levels or between the Target and Maximum Performance Levels, the percentage of Target Amount earned shall be determined by linear interpolation. Notwithstanding the foregoing, if the Peer Group Percentile Ranking is below the Threshold Performance Level, but the Committee determines that the Company’s absolute TSR for the Performance Cycle was 10% or greater, then 50% of the Target Amount will be payable to Participant. In all cases, the shares of Stock payable with respect to the Performance Cycle shall be a whole number, and any fractional shares shall be rounded to the nearest whole number by rounding-down for fractions less than one-half and rounding-up for fractions equal to or greater than one-half. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

(b)    Absolute TSR Modifier. Notwithstanding anything to the contrary contained in § 3(a), if (i) the Company’s absolute TSR for the Performance Cycle is negative, and (ii) the relative Performance Level for the applicable Performance Cycle is determined to be above the Target Performance Level, the Percentage of the Target Amount Payable shall be reduced according to the following schedule:

Absolute TSR for the Performance Cycle	Reduction in Percentage of Target Amount Payable
-0.01%	10%
<= -15.0%	30%
The absolute TSR modifier will reduce payouts on a linear basis between -10% and -30%, but in no event shall the resulting payout be reduced to less than the Performance Share Award that is payable at the Target Performance Level.

The adjustment in this § 3(b) shall not apply if the relative Performance Level for the applicable Performance Cycle is determined to be at or below the Target Performance Level.

(c)    Definitions.
(i)    Average Price. The term “Average Price” means, with respect to the beginning of a Performance Cycle, the average of the Closing Stock Price for the last 10 trading days preceding the start of the applicable Performance Cycle and the first 10 trading days of the applicable Performance Cycle, and with respect to the end of an Performance Cycle, the average of the Closing Stock Price for the last 10 trading days preceding the end of the applicable Performance Cycle and the first 10 trading days after the end of the applicable Performance Cycle. Notwithstanding the forgoing, in the event an Participant has a Termination of Service during a Performance Cycle in accordance with § 3(d), Average Price on the date of Participant’s Termination of Service means the average of the Closing Stock Price for the last 10 trading days preceding the date of Participant’s Termination of Service and the first 10 trading days following the date of Participant’s Termination of Service.
(ii)    Closing Stock Price. The term “Closing Stock Price” means, with respect to Stock, the closing sales price per share on the applicable date quoted on the NYSE, or if there are no sales on such date, for the last preceding date on which there were sales of Stock, as determined by the Committee. With respect to the stock of a company in the Peer Group, “Closing Stock Price” means, the closing sales price per share on the applicable date as quoted or reported on such national securities exchange or NASDAQ, or if there are no sales on such date, for the preceding date on which there were sales of stock, as determined by the Committee.
(iii)    Good Reason. The term “Good Reason” means, unless otherwise specified in Participant’s employment agreement, any of the following: (A) the failure of the Company to pay or cause to be paid Participant’s base salary or annual bonus when due; (B) a material diminution in Participant’s status, including, title, position, duties, authority or responsibility; (C) a material adverse change in the criteria to be applied by the Company with respect to Participant’s target annual bonus as compared to the prior fiscal year (unless Participant has consented to such criteria); (D) the relocation of the Company’s executive offices to a location outside of the Atlanta, Georgia metropolitan area without the consent of Participant; (E) the failure to provide Participant with incentive awards that are reasonably and generally comparable to awards granted to other executive officers (other than the CEO) of the Company; or (F) the occurrence of a Change in Control. Notwithstanding the foregoing, (1) Good Reason (a) shall not be deemed to exist unless Participant gives to the Company a written notice identifying the event or condition purportedly giving rise to Good Reason within ninety (90) days after the time at which Participant first becomes aware of the event or condition and (b) shall not be deemed to exist at any time after the Board has determined that there exists an event or condition which could serve as the basis of a termination of Participant’s employment for Cause so long as the Board gives notice to Participant of such determination within thirty (30) days of such determination and such notice is given within one hundred and twenty (120) days after the time at which the Board first becomes aware of the event or conditions constituting Cause; and (2) if there exists an event or condition that constitutes Good Reason, the Company shall have thirty (30) days from the date notice of Good Reason is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder; and if the Company does not cure such event or condition within such 30-day period, Participant shall have ten (10) business days thereafter to give the Company notice of termination of employment on account thereof

(specifying a termination date no later than ten (10) days from the date of such notice of termination).
(iv)    Participant. means an employee, consultant, or Non-Employee Director of the Company, as selected by the Committee in its discretion.
(v)    Peer Group. The term “Peer Group” means the peer group of REIT companies selected by the Committee.
(vi)    Peer Group Percentile Ranking. The term “Peer Group Percentile Ranking” means a comparison of the Company’s TSR to the TSR of other companies in the Peer Group, expressed on a percentile basis.
(vii)    Performance Level. The term “Performance Level” means the Threshold, Target or Maximum Performance Level specified in § 3(a).
(viii)    Performance Cycle. The term “Performance Cycle” means the three-year period beginning on January 1 of the calendar year with respect to which a Performance Share Award is granted.
(ix)    Permanent Disability. The term “Permanent Disability” means the Participant is awarded long-term disability benefits under the Company’s long-term disability plan; provided, however, that if the Performance Share Award is subject to Section 409A of the Code, the term “Permanent Disability” shall have the meaning set forth in Section 409A(a)(2)(c) of the Code.
(x)    Retirement. The term “Retirement” under § 3(d) means a Termination of Service with the Company or a Subsidiary after Participant reaches age 62, other than for Cause.
(xi)    Target Amount. The term “Target Amount” means the number of shares of the Stock with respect to which the Performance Share Award relates assuming achievement of the Target Performance Level. The Target Amount shall be determined by dividing the dollar value established by the Committee with respect to an Participant’s Performance Share Award by the closing price of the Stock on the Award Date.
(xii)    Total Shareholder Return. The term “Total Shareholder Return,” or “TSR,” means the Average Price at the end of a Performance Cycle, minus the Average Price at the beginning of a Performance Cycle, plus any dividends paid during the Performance Cycle, all divided by the Average Price at the beginning of the Performance Cycle; provided, however, that if an Participant terminates employment during a Performance Cycle in accordance with § 3(d), TSR means the Average Price on the date of Participant’s termination of employment, minus the Average Price at the beginning of Performance Cycle, plus any dividends paid during the Performance Cycle until the date of Participant’s termination of employment, all divided by the Average Price at the beginning of the Performance Cycle. If, during a Performance Cycle a Peer Group company (A) is acquired by or merged into another entity, and in either case is not the surviving entity following such merger or acquisition; (B) ceases to be a publicly-traded REIT as the result of a transaction to go private; or (C) publicly announces its intention to change its investment thesis to an asset class other than office, the Peer Group company, upon approval by the Committee, shall be removed from the Peer Group. If, during a Performance Cycle, a Peer Group company declares bankruptcy or is delisted from the securities exchange on which it is traded, such Peer Group company’s TSR shall be set at -100%.
(d)    Termination of Service. Except as otherwise provided in this Section § 3(d), Participant shall not be entitled to any portion of the Performance Share Award if Participant incurs a

Termination of Service before the end of the Performance Cycle. Participant shall be treated as incurring a Termination of Service for employment purposes as of the last date Participant is paid Participant’s normal salary for services actually rendered, exclusive of any period covered by severance. Notwithstanding the foregoing, in the event of Participant’s Termination of Service during a Performance Cycle due to (i) termination by the Company without Cause or by Participant for Good Reason, (ii) Participant’s death or Permanent Disability, (iii) the expiration of Participant’s employment agreement due to non-renewal by the Company, (iv) Retirement or (v) a Change in Control, Participant will be entitled to payment of a portion of Participant’s Performance Share Award for such Performance Cycle based on the Company’s TSR relative to the TSR of the companies in the Peer Group determined as of the date of Participant’s Termination of Service. The percentage of the Target Amount earned pursuant to § 3 will then be multiplied by a fraction, the numerator of which equals the number of days during such Performance Cycle that such Participant was actively employed by the Company, and the denominator of which equals 1,095 days, or total days in the Performance Cycle. Such payment will be paid by the Company 90 days after such Participant’s Termination of Service.
(e)    [Special Vesting. A Participant on an approved leave of absence, as described in Section 16(b) of the Plan, other than due to vacation, jury duty or military leave (an “Approved Leave”) at the end of the Performance Cycle will not vest and earn the percentage (if any) of Participant’s Performance Share Award during or after such Approved Leave, provided, however, that if immediately after the end of such Approved Leave Participant returns to Active Service with the Company or its Subsidiaries for a continuous period of at least 90 days, such Participant will be vested in and earn the percentage of Participant’s Performance Share Award in the same amount as such Participant would have if such Participant had not been on Approved Leave at the end of the Performance Cycle. For purposes of this § 3(e), “Active Service” means a Participant that is working Participant’s typical regular schedule at the Company and not on an Approved Leave. For the avoidance of doubt, a Participant on an approved leave of absence due to vacation, jury duty or military leave at the end of the Performance Cycle shall earn the percentage (if any) of Participant’s Performance Share Award that is earned with respect to a Performance Cycle on such date in accordance with § 3.]

§ 4.    Settlement; Tax Liability. Subject to § 3(d) hereof, the percentage (if any) of Participant’s Performance Share Award that is earned with respect to a Performance Cycle as provided in § 3 hereof shall be paid by the Company in the calendar year after the end of such Performance Cycle [or, if applicable, the calendar year vested and earned in accordance with § 3(e)]. Payments hereunder shall be made in shares of Stock, cash, or a combination thereof, in accordance with the Plan, as determined by the Committee in its sole discretion. Notwithstanding the foregoing, if Participant’s Termination of Service due to Retirement qualifies as a “separation from service” within the meaning of Code Section 409A and Participant is a “specified employee” within the meaning of Code Section 409A on such Termination of Service, settlement under this § 4 will be delayed until the expiration of the Delay Period in accordance with §15.
§ 5.    Holding Period. Corporate officers are required to hold any shares of Stock transferred to Participant accordance with § 4 for a minimum period of twelve (12) months before the shares of Stock can be sold, transferred, pledged, assigned or otherwise disposed of, except if the corporate officer incurs a Termination of Service.
§ 6.    Dividend Equivalents. The Performance Share Award granted hereunder is granted in tandem with a corresponding right to receive an amount equal to each cash and stock dividend that is made by the Company in respect of a share of Stock corresponding to such Performance Share Award (a “Dividend Equivalent”) that has a record date during the Performance Cycle.

Any such amounts shall be accrued, and, to the extent the portion of the Performance Share Award to which such Dividend Equivalent relates becomes earned and vested, shall be paid in a single lump sum within sixty (60) days after the date on which Participant has the right to receive such share of Stock, the specific date of such transfer to be determined by the Committee in accordance with § 4. Any such Dividend Equivalent shall terminate upon the forfeiture of, or the payment with respect to such Unit, as applicable. Any Dividend Equivalents will be treated as separate payments from the underlying Units for purposes of Section 409A.
§ 7.    Unfunded Promise. The Performance Share Award constitutes a contingent and unsecured promise of the Company and Participant has only the rights of a general unsecured creditor of the Company, including, but not limited to, any rights in respect of settlement of the Performance Share Award.
§ 8.    Nontransferable. No rights under this Agreement shall be transferable by Participant, except as provided in Section 12 of the Plan.
§ 9.    Other Laws. The Company shall have the right to refuse to transfer shares of Stock subject to this Performance Share Award to Participant if the Company acting in its absolute discretion determines that the transfer of such shares is (in the opinion of the Company’s legal counsel) likely to violate any applicable law or regulation.
§ 10.    No Right to Continue Employment or Service. Neither the Plan , this Agreement, nor any related material shall give Participant the right to continue in the employment or other service of the Company or a Subsidiary or shall adversely affect the right which the Company or any Subsidiary has under applicable law to terminate Participant’s employment with or without cause at any time.
§ 11.    Clawback/Recoupment. Notwithstanding any other provision of this Agreement, the Performance Share Award shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) the Company's Clawback Policy and any other clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time; and (ii) applicable law or stock exchange listing requirement. By accepting the Performance Share Award, Participant is deemed to have acknowledged and consented to the Company’s Clawback Policy and the Company's application, implementation and enforcement of any clawback, forfeiture or other similar policy adopted by the Board or the Committee, whether adopted prior to or following the date of the Award Date, and any provision of applicable law or stock exchange listing requirement relating to reduction cancellation, forfeiture or recoupment, and to have agreed that the Company may take such actions as may be necessary to effectuate any such policy, requirement or applicable law, without further consideration or action.
§ 12.    Governing Law. The Plan and this Agreement shall be governed by the laws of the State of Maryland, applied without regard to conflicts of law principles.
§ 13.    Binding Effect. This Agreement shall be binding upon the Company and Participant and their respective heirs, executors, administrators and successors.
§ 14.    Headings and Sections. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references to sections (§) in this Agreement shall be to sections (§) of this Agreement, unless reference to a section of the Plan is specifically made.
§ 15.    409A Compliance. The parties intend that payments under this Agreement comply with or be exempt from Section 409A and the Company shall have complete discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or compliance with) the requirements of Section 409A. If for any reason, such as imprecision in drafting, any provision of this Agreement does not accurately reflect its intended establishment of an exemption from (or compliance with) Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Section 409A and shall be interpreted by the Company in a manner consistent with such intent, as determined in the discretion of the Company. A termination of employment or other Termination of Service shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment or other Termination of Service unless such termination is also a “separation from service” within the meaning of Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “Termination of Service” or like terms shall mean a “separation from service” from the Company. The determination of whether and when a separation from service has occurred for proposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations. Any provision of this Agreement to the contrary notwithstanding, if at the time of Participant’s separation from service, the Company determines that Participant is a “specified employee,” within the meaning of Section 409A, then to the extent any payment that Participant is entitled to under this Agreement on account of Participant’s separation from service would be considered nonqualified deferred compensation under Section 409A, such payment shall be paid at the date which is the earlier of (i) six (6) months and one day after Participant’s separation from service and (ii) the date of Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this § 15 shall be paid to Participant in a lump-sum. The Company makes no representation or warranty and shall have no liability to Participant or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A, but do not satisfy an exemption from, or the conditions of, Section 409A.

Participant has signed this Agreement to evidence Participant’s acceptance of this Performance Share Award and all of the terms and conditions of such Award.

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Participant’s Signature

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Date